Exhibit 99.3

Consent of Person Named as About to Become Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent to being named in the Registration Statement on Form S-4 of Spirit of Texas Bancshares, Inc., and all amendments thereto (the “Registration Statement”), any prospectus filed pursuant to Rule 424 promulgated under the Securities Act related to the Registration Statement, and any proxy statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (including any amendments or supplements thereto), related to the Registration Statement, as a person anticipated to become a director of Spirit of Texas Bancshares, Inc. upon completion of the merger and the other transactions described therein, and to the filing of this consent as an exhibit to the Registration Statement.

Sincerely,

/s/ Allen C. Jones, IV Allen C. Jones, IV February 6, 2019